Exhibit 99.1

FOR IMMEDIATE RELEASE:                                                                October 12, 2011

CONTACT:
David M. Camp
President and Chief Executive Officer
Key Technology, Inc.
(509) 529-2161
Key Technology Appoints Louis C. Vintro as
Senior Vice President of Business Development and Global Operations

Walla Walla, WA – Key Technology, Inc. (Nasdaq: KTEC) announced today the appointment of Louis C. Vintro as Senior Vice President of Business Development and Global Operations.  Effective October 26, 2011, Vintro will have responsibility for evaluating and developing strategic partnerships, a critical component of the Company’s overall growth strategy, and will oversee the Company’s global operations.

David Camp, President and Chief Executive Officer of the Company, commented: “We are very pleased to add Vintro’s extensive manufacturing leadership experience to our senior management team.  His broad exposure to technology-based capital equipment companies, particularly in the field of laser-based inspection, will bring added depth to our operations strategy.  We believe Vintro’s global experience in establishing technology partnerships for fully-integrated solutions and targeting emerging markets is an excellent fit and will allow him to make significant contributions to our global manufacturing strategy.”

During the past two-and-a-half years, Vintro has served as Vice President and General Manager of the Semiconductor Division of ESI, Inc., a manufacturer of laser-based wafer fabrication equipment.  For the four years prior to ESI, he was with KLA-Tencor Corporation, a California-based manufacturer of laser-based particle inspection equipment, where he served as Senior Director of Technical Programs.  From 2001 to 2004, Vintro held the position of Global Business Manager for BOC Edwards Kachina, now Applied Materials, Inc., a provider of semiconductor processing services.   Previous career responsibilities included various marketing positions at Vitria Technology, a developer of business-to-business connectivity software, and Alcatel Vacuum, Inc., an equipment manufacturer for micro electro-mechanical systems located in Annecy, France.  Vintro started his career as a management consultant for A.T. Kearney, Inc., a Chicago-based strategy consulting practice serving companies in the high-tech and electronics industries.

Commenting on his new appointment, Vintro said, “I am very enthusiastic about joining the management team of Key Technology and believe that my business development and acquisition experience will allow me to make a solid contribution to the Company’s strategic direction and success.  I look forward to leading the Company’s global operations team, helping to direct strategies that will bring future growth and help support Key’s worldwide customer base.”

Vintro holds a Ph.D. in Physics from Stanford University and a MBA from Wharton School,

University of Pennsylvania.  He earned a BS degree in Physics from the Massachusetts Institute of Technology.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	changes in general economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	economic conditions in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure which may reduce the Company’s profitability;
•	the failure of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company’s products may not compete successfully in either existing or new markets, which would adversely affect sales and operating results;
•	the Company’s expansion into new markets and integrated product offerings could increase the cost of operations and reduce gross margins and profitability;
•	our product offerings depend to a certain extent on products and components manufactured by others;
•
the Company’s inability to retain and recruit experienced management and other key personnel, or the loss of key management personnel, may adversely affect the Company’s business and prospects for growth;

•	the inability to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations;

•	the Company’s dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross margins;
•	compliance with changes in environmental laws, including proposed climate change laws and regulations, could adversely affect our performance;
•	compliance with recently passed health care legislation may adversely affect our business;
•
our reported results can be affected adversely by the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements and is expected to require the Company to incur substantial additional expenses;

•	compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management;
•	changes in the Company’s tax rates could affect profitability; and
•	the price of the Company’s common stock may fluctuate significantly, and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.